UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2016

MSG NETWORKS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-34434	27-0624498
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11 Pennsylvania Plaza New York, NY		10001
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 465-6400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 15, 2016, the Compensation Committee of the Board of Directors of MSG Networks Inc. (the “Company”) approved a form of stock option agreement (the “Form Option Agreement”) and form of performance stock option agreement (the “Form Performance Option Agreement”), which may be used for awards made under the Company’s 2010 Employee Stock Plan (the “Plan”). The forms of award agreements provide for the grant of nonqualified options to purchase shares of the Company’s Class A Common Stock, subject to the vesting and, in the case of the Form Performance Option Agreement, performance conditions to be set forth in the applicable agreement. The term and exercise price of any options granted pursuant to the Form Option Agreement or Form Performance Option Agreement will be as set forth in the applicable agreement; provided that, pursuant to the Plan, the term of any option award may not exceed 10 years and the exercise price of any option award may not be less than the fair market value (as defined in the Plan) of a share of the Company’s Class A Common Stock on the date on which the option is granted. The Form Option Agreement and Form Performance Option Agreement contain provisions applicable to a change of control or going private transaction of the Company that are consistent with such provisions set forth in the Company’s previously filed form of restricted stock unit and performance stock unit award agreements, respectively. The description above is qualified in its entirety by reference to the Form Option Agreement and Form Performance Option Agreement, which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated into this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Form of Option Agreement

10.2	Form of Performance Option Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSG NETWORKS INC. (Registrant)

By:	/s/ Lawrence J. Burian
Name:	Lawrence J. Burian
Title:	Executive Vice President, General Counsel and Secretary

Dated: September 15, 2016